Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Zoe’s Kitchen, Inc. of our report dated March 10, 2014, except for the effects of the stock split described in Note 14, as to which the date is June 5, 2014, relating to the financial statements and financial statement schedule of Zoe’s Kitchen, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Dallas, TX
August 8, 2014